Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Lucira Health, Inc.

Emeryville, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated November 20, 2020, except for the “Reverse Stock Split” paragraph of Note 2, as to which the date is February 1, 2021, relating to the financial statements of Lucira Health, Inc. appearing in the Company’s Registration Statement on Form S-1 (333-252164), as amended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO USA, LLP

San Jose, California

February 8, 2021